New York Mortgage Trust Reports Fourth Quarter and
Full Year 2007 Results

Provides Update on Recent Developments in
First Quarter 2008

Company Reduces Portfolio Leverage

NEW YORK, NY - March 31, 2008 - New York Mortgage Trust, Inc. (the “Company” or “NYMT”) (OTC BB: NMTR), a self-advised real estate investment trust (REIT) engaged in the investment in and management of Agency mortgage-backed securities (MBS) and high credit quality residential adjustable rate mortgage (ARM) loans, today reported results for its fourth quarter and full year ended December 31, 2007, and provided an update on recent developments for the quarter ended March 31, 2008.

2007 Results:
•
Consolidated net loss of $55.3 million, or $15.23 per share, for the year ended December 31, 2007, as compared with a net loss of $15.0 million, or $4.17 per share, for the year ended December 31, 2006. Of the net loss this year:

-	$34.5 million loss from discontinued operations including $18.4 million non cash charge to reserve 100% of the deferred tax asset,
-	$8.5 million non cash impairment charge related to the MBS investment portfolio, and
-	$8.4 million loss on securities and related hedges
•	Portfolio margin increased to 46 basis points as of December 31, 2007, compared with 34 basis points for the quarter ended September 30, 2007, and 12 basis points for the quarter ended June 30, 2007.
•
As of December 31, 2007, loans held in securitization trusts totaled $430.7 million. Loans that were 60 or more days delinquent totaled $8.3 million, or 1.94%.  In addition the Company had four REO properties totaling $4.1 million. The Company reserved $1.6 million for loan losses on the delinquent loans and REO.

•	Outstanding repurchase requests from loan sales declined to $4.4 million as of December 31, 2007, from $7.3 million as of September 30, 2007, and $25.7 million as of June 30, 2007.

First Quarter 2008 Activities:
•
On January 18, 2008, the Company completed a $20 million offering of its convertible preferred stock to JMP Group, Inc. and certain of its affiliates. The proceeds were invested in approximately $200 million of Agency hybrid ARM MBS financed with approximately $190 million of repurchase agreements.

New York Mortgage Trust Reports Fourth Quarter and Full Year 2007 Results

•
On February 21, 2008, the Company completed a private placement of 15 million shares of its common stock receiving net proceeds of approximately $57 million. The proceeds were invested in approximately $530 million of Agency ARM MBS financed with approximately $476 million of repurchase agreements.

•
As of March 31, 2008, the loans held in securitization trusts totaled approximately $401 million. Loans that were 60 or more days delinquent totaled $9 million, or 2.28%.  In addition the Company had six REO (Real Estate Owned) properties totaling $5 million. The above do not reflect approximately $4 million of REO sales. The losses on these loans were previously reserved and the Company expects no additional material charges.

March 2008 MBS Portfolio Leverage Reduction:
In order to de-lever our balance sheet in response to the current turmoil in the credit markets, since March 7, 2008, the Company sold in aggregate, approximately $599 million of Agency ARM MBS, including $516 million of Agency hybrid ARM MBS and $83 million of Agency CMO floating rate MBS. These sales resulted in a loss of approximately $15 million. Additionally, as a result of these sales of MBS, the Company terminated approximately $297 million of interest rate swaps at a loss of approximately $2 million. The approximate value of the MBS portfolio as of March 31, 2008 totaled $507 million and was financed with $432 million of repurchase agreements. As a result of the sales the Company’s MBS portfolio leverage ratio was reduced to approximately 7 to 1. The Company ended the quarter with approximately $8 in cash and $24 million in unencumbered Agency MBS. Our increased liquidity resulting from our de-levering leaves us well positioned to respond to challenges, should they occur.

Results from Operations
For the year ended December 31, 2007, the Company reported a net loss of $55.3 million, as compared to a net loss of $15.0 million for the year ended December 31, 2006. The increase in net loss of $40.3 million was due to the following factors: an $34.5 million loss from discontinued operations, including an $18.4 million non cash charge to reserve 100% of the deferred tax asset, an $8.5 million non cash impairment charge related to the MBS investment portfolio, an $8.4 million loss related to the sale of MBS and related hedges and $1.7 million related to loan loss reserves for loans held in securitization trust.

Book value per share as of the quarter ended December 31, 2007, was $5.07 per share. The Company estimates the March 31, 2008 book value to be within a range of between $3.10 and $3.30. The security valuations used in this calculation were based on Management’s assessment and not third party pricing which will be conducted prior to finalizing the first quarter results, and as such, these numbers remain subject to further adjustment.

Portfolio Results
The following table summarizes the Company’s investment portfolio of residential mortgage-backed securities and loans owned at December 31, 2007:

New York Mortgage Trust Reports Fourth Quarter and Full Year 2007 Results

(dollars in thousands)
	Par Value	Carrying Value	Coupon	Yield

Agency Backed CMO Floaters	324,676	318,689	5.98%	5.55%
Non-Agency CMO Floaters	29,764	28,401	5.66%	5.50%
NYMT Retained Securities - AAA-BBB	2,169	2,165	6.31%	6.28%
NYMT Retained Securities - Below Investment Grade	2,756	1,229	5.68%	12.99%
NYMT Loans Held in Securitization Trusts	429,629	430,715	5.74%	5.36%
Total/Weighted Average	$788,994	$781,199	5.84%	5.47%

The following table summarizes the Company’s estimated investment portfolio of residential mortgage-backed securities and loans owned at March 31, 2008:

(dollars in thousands)
	Par Value	Carrying Value	Coupon	Yield

Agency Hybrid ARMs	$257,746	259,647	5.15%	4.45%
Agency Backed CMO Floaters	232,435	216,273	3.60%	3.70%
Non-Agency CMO Floaters	29,558	27,803	3.41%	3.50%
NYMT Retained Securities - AAA-BBB	2,169	2,148	6.93%	6.75%
NYMT Retained Securities - Below Investment Grade	2,754	1,101	5.69%	12.50%
NYMT Loans Held in Securitization Trusts	398,875	401,412	5.75%	5.25%
Total/Weighted Average	$923,537	908,384	4.97%	4.61%

Guidance
On March 18, 2008, the Company announced that in light of the realized losses incurred from the asset sales and termination of related interest rate hedges, the Company was withdrawing its earnings per share guidance issued for 2008 of $0.45 to $0.55 per common share, which was initially provided to the market on January 24, 2008.

The Company estimates second quarter 2008 net income per share to be in the range of $0.08 to $0.10.  This estimate is based upon the Company's current and assumed liquidity position, investment portfolio margins, principal reinvestment plans, and its securitized loan portfolio delinquency and loss performance. The risks to this earnings estimate include increased haircut requirements and/or Agency MBS margin calls that result in securities sales, reduced access to financing, or an unexpected increase in the delinquency or loss rates in our securitized loan portfolio.

New York Mortgage Trust Reports Fourth Quarter and Full Year 2007 Results

Conference Call
On Tuesday, April 1, 2008 at 10:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the fourth quarter and year ended December 31, 2007 along with an update on recent developments for the quarter ending March 31, 2008. The conference call dial-in number is 303-262-2193. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.

Fourth quarter and full year 2007 financial and operating data can be viewed in the Company’s Annual Report on Form 10-K, which was filed on March 31, 2008.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) in the business of investing in and managing a portfolio of Agency mortgage-backed securities (MBS), prime credit quality residential adjustable rate mortgage (ARM) loans and non-agency mortgage-backed securities. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information
AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Julie Tu (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, a rise in interest rates or a unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may be exposed to the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$5,508	$969
Restricted cash	7,515	3,151
Investment securities available for sale	350,484	488,962
Accounts and accrued interest receivable	3,485	5,189
Mortgage loans held in securitization trusts - net of reserves	430,715	588,160
Prepaid and other assets	2,200	20,951
Derivative assets	416	2,632
Property and equipment (net)	62	89
Assets related to discontinued operation	8,876	212,805
Total Assets	$809,261	$1,322,908

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Financing arrangements, portfolio investments	$315,714	$815,313
Collateralized debt obligations	417,027	197,447
Derivative liabilities	3,517	—
Accounts payable and accrued expenses	3,752	5,871
Subordinated debentures	45,000	45,000
Liabilities related to discontinued operation	5,833	187,705
Total liabilities	790,843	1,251,336

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 400,000,000 shares authorized 3,635,854 shares issued and outstanding at December 31, 2007 and 3,665,037 shares issued and 3,615,576 outstanding at December 31, 2006	36	37
Additional paid-in capital	99,339	99,655
Accumulated other comprehensive loss	(1,950)	(4,381)
Accumulated deficit	(79,007)	(23,739)
Total stockholders’ equity	18,418	71,572
Total Liabilities and Stockholders’ Equity	$809,261	$1,322,908

New York Mortgage Trust Reports Fourth Quarter and Full Year 2007 Results

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except per share data)

	For the Year Ended December 31,
	2007	2006	2005
REVENUES:
Interest income:
Investment securities and loans held in securitization trusts	$50,564	$64,881	$55,050
Loans held for investment	—	—	7,675
Total interest income	50,564	64,881	62,725
Interest expense:
Investment securities and loans held in securitization trusts	46,529	56,553	42,001
Loans held for investment	—	—	5,847
Subordinated debentures	3,558	3,544	2,004
Total interest expense	50,087	60,097	49,852
Net interest income	477	4,784	12,873
Other (expense) income:
Loan losses	(1,683)	(57)	—
(Loss) gain on securities and related hedges	(8,350)	(529)	2,207
Impairment loss on investment securities	(8,480)	—	(7,440)
Total other expense	(18,513)	(586)	(5,233)
EXPENSES:
Salaries and benefits	865	714	1,934
Marketing and promotion	145	78	124
Data processing and communications	194	230	149
Professional fees	612	598	853
Depreciation and amortization	325	276	171
Other	613	136	1,087
Total expenses	2,754	2,032	4,318
(Loss) Income from continuing operations	(20,790)	2,166	3,322
Loss from discontinued operation - net of tax	(34,478)	(17,197)	(8,662)
NET LOSS	$(55,268)	$(15,031)	$(5,340)
Basic and diluted loss per share	$(15.23)	$(4.17)	$(1.49)
Weighted average shares outstanding-basic and diluted	3,628	3,608	3,575